EXHIBIT 99.1

Datawatch Corporation Reports Results for Third Quarter 2008

Chelmsford, MA–July 29, 2008—Datawatch Corporation (NASDAQ-CM: DWCH), a leader in Enterprise Information Management (EIM), today announced results for its third quarter ended June 30, 2008. Revenues for the quarter ended June 30, 2008 were $5,775,000, compared to $6,483,000 for the quarter ended June 30, 2007. Net income for the third quarter of fiscal 2008 was $91,000, or $0.02 per diluted share, compared to net income of $382,000, or $0.06 per diluted share, for the third quarter of fiscal 2007. Revenues for the nine months ended June 30, 2008 were $17,715,000 as compared to $18,408,000 in the comparable period of fiscal 2007. Year to date net income was $421,000, or $0.07 per diluted share, as compared to $840,000, or $0.14 per diluted share, during the same period a year ago. As of June 30, 2008, the Company had $4,446,000 in cash and cash equivalents, an increase of $605,000, or 16 percent, compared to September 30, 2007.

Commenting on the Q3 results, President and CEO Ken Bero said, “the turbulent economy in our two biggest markets, North America and Europe, has been a challenge.  Sales cycles for our enterprise products have lengthened as companies carefully scrutinize the expected return from every dollar they are spending.  In addition, revenues for Monarch—our desktop Business Intelligence product—continue to level off due to the fact that we are well into the latest upgrade cycle.”

“While the current sales environment is certainly more difficult,” continued Bero, “Datawatch is proactively managing expenses while continuing to make strategic investments in the business for the long term.  During the quarter, our enterprise sales pipeline continued to grow, we added to our IBM reseller channel and strengthened our partnership with Microsoft.  We are also preparing to launch several new products in the coming months, including Monarch BI Server—a business intelligence solution specifically designed for the SMB and departmental market. Although Q3 was a tough quarter, we accomplished a lot of the groundwork necessary for future success and continue to be optimistic about the Company’s outlook.”

As previously announced, Datawatch will host a live webcast to discuss its third quarter 2008 results today at 2:00 p.m. (EST). The webcast can be accessed at: http://www.investorcalendar.com/IC/CEPage.asp?ID=132272.  Please register at least 15 minutes early to download any necessary audio software. An archive of the broadcast will be available for 30 days at the same location.

ABOUT DATAWATCH CORPORATION
Datawatch Corporation, a leader in Enterprise Information Management, helps companies make better decisions and solve business problems by simplifying access to information. Unique among EIM vendors, Datawatch transforms the massive amounts of data and documents generated inside or outside a company into actionable insight, without any changes needed to existing systems. Datawatch customers benefit from the right information, in the right context, at the right time. More than 35,000 organizations worldwide rely on Datawatch products including its market-leading Monarch report and data mining solutions. Founded in 1985, Datawatch is based in Chelmsford, Mass. with offices in London, Sydney and Manila. For more information, visit www.datawatch.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: risks associated with the uncertainty of the current economic climate; risks associated with fluctuations in quarterly operating results; Datawatch’s dependence on its principal products; risks associated with international sales; risks associated with distributor sales; risks associated with acquisitions; an unfavorable result in any litigation; market acceptance of new products; dependence on the introduction of new products and possible delays in those introductions. Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly-available documents, which include, but are not limited to, filings made by Datawatch from time to time with the Securities and Exchange Commission, including but not limited to, those appearing in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended December 31, 2007 and March 31, 2008.  Any forward-looking statements should be considered in light of those factors.

Datawatch, the Datawatch logo, Monarch, and Monarch BI Server are trademarks or registered trademarks of Datawatch Corporation in the United States and/or other countries. All other names are trademarks or registered trademarks of their respective companies.

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Investor Contact:

Datawatch Investor Relations
978-441-2200 ext. 8323
investor@datawatch.com

Media Contacts:

Susan Willson
Greenough Communications
swillson@greenoughcom.com
Phone: (617) 275-6529
Mobile: (617) 767-6901

Lisa G. Kilpatrick
Manager, Marketing Communications and Public Relations
lisa_kilpatrick@datawatch.com
Phone: (978) 441-2200, ext. 8240
Fax: (978) 453-4443

 DATAWATCH CORPORATION
Condensed Consolidated Statements of Operations
Amounts in Thousands (except per share data)
 (Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

REVENUE:
Software licenses and subscriptions	$3,116	$4,091	$9,605	$10,786
Maintenance and services	2,659	2,392	8,110	7,622
Total revenue	5,775	6,483	17,715	18,408

COSTS AND EXPENSES:
Cost of software licenses and subscriptions	556	691	1,678	1,788
Cost of maintenance and services	1,031	922	3,328	2,937
Sales and marketing	2,156	2,515	6,344	7,000
Engineering and product development	704	750	2,290	2,243
General and administrative	1,310	1,205	3,788	3,483
Total costs and expenses	5,757	6,083	17,428	17,451

INCOME FROM OPERATIONS	18	400	287	957
Other income (expense), net	95	10	240	(42)

INCOME BEFORE INCOME TAXES	113	410	527	915
Provision for income taxes	22	28	106	75

NET INCOME	$91	$382	$421	$840

Net income per share - Basic	$0.02	$0.07	$0.07	$0.15

Net income per share - Diluted	$0.02	$0.06	$0.07	$0.14

Weighted Average Shares Outstanding - Basic	5,902	5,570	5,809	5,534

Weighted Average Shares Outstanding - Diluted	6,031	6,032	6,049	5,976

 DATAWATCH CORPORATION
Condensed Consolidated Balance Sheets
Amounts in Thousands
 (Unaudited)

	June 30,	September 30,
	2008	2007

Cash and cash equivalents	$4,446	$3,841
Accounts receivable, net	3,604	4,174
Prepaid expenses and other current assets	496	575
Total current assets	8,546	8,590

Property and equipment, net	820	856
Intangible and other assets, net	8,732	8,891

	$18,098	$18,337

Accounts payable and accrued expenses	$3,442	$4,054
Deferred revenue - current portion	4,138	4,486
Accrued cost of acquisition - IDARS business	—	329
Total liabilities	7,580	8,869

Total long-term liabilities	589	448

Total shareholders’ equity	9,929	9,020

	$18,098	$18,337